OCI Partners LP Reports 2018 First Quarter Results and Announces $0.38 Quarterly Cash Distribution

Nederland, Texas, May 7, 2018 – OCI Partners LP, a Delaware limited partnership (“we” or the “Partnership”), announced its results for the three months ended March 31, 2018. The Partnership owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont.

Summary of Financial Results for the Three Months Ended March 31, 2018

•	Revenues increased 26% to $117 million compared to $93 million for the same period in 2017

•	Net income increased 114% to $30 million compared to $14 million for the same period in 2017

•	EBITDA increased 48% to $59 million compared to $40 million for the same period in 2017

•	EBITDA and net income margins were 50% and 26% respectively, compared to 43% and 15%, respectively, during the same period in 2017

Closing of New $455M Term Loan

On March 13, 2018, the Partnership successfully closed a new $455 million term loan facility (the “Term Loan Facility”) and a $40 million revolving credit facility (the “Revolving Credit Facility”). The Term Loan Facility was priced at LIBOR + 425 bps and matures in 2025. The Revolving Credit Facility was priced at LIBOR + 375 bps, with a maturity in 2020. Both facilities include a leverage-based pricing stepdown provision.

The Partnership used the net proceeds of the Term Loan Facility primarily to repay in full the $232 million previous term loan B facility, and to repay in full $200 million outstanding intercompany loans from and other payables due to OCI N.V.

Changes in Corporate Credit Ratings

On February 13, 2018, Moody's Investors Service raised our corporate credit rating to B1 from B2. On February 15, 2018, Standard & Poor's Global Ratings affirmed our corporate credit rating of B- and revised its outlook to positive from stable. On April 11, 2018, Standard & Poor's Global Ratings revised its assessment and raised our corporate credit rating to B+ from B- and revised its outlook to stable.

Distributions

Based on the results of the three months ended March 31, 2018, the Board of Directors of the general partner of the Partnership has approved a cash distribution of $0.38 per common unit, or approximately $33.1 million in the aggregate. The cash distribution will be paid on June 8, 2018 to unitholders of record at the close of business on May 23, 2018.

The amount of any subsequent quarterly cash distributions will vary depending on our future earnings as well as our cash requirements for working capital, capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs.

Run-Rate Quarterly Distribution Sensitivity

We have reviewed the assumptions underlying the cash distribution run-rate calculation to reflect more recent realized commodity prices as well as our revised capital structure and cost profile, among other factors. As a result, our cash distribution run-rate calculation is now based on an assumed average methanol selling price of $350 per metric ton, an assumed average ammonia selling price of $250 per metric ton, and an assumed average cost of natural gas of $3.00 per MMBtu. These assumptions result in a run-rate distribution of $1.40 per year. It should be noted that the run-rate commodity prices are not a reflection of management’s expectations for commodity prices, but are intended as benchmarks to aid investors in estimating potential future distributions.

To assist investors with estimating potential future distributions, we provide below a sensitivity analysis assuming 94% capacity utilization:

•	A $0.50 per MMBtu change in annual average natural gas prices would result in an approximately $0.24 impact on annual distributions per common unit;

•	A $10 per metric ton change in annual average methanol prices would result in an approximately $0.10 impact on annual distributions per common unit; and

•	A $10 per metric ton change in annual average ammonia prices would result in an approximately $0.04 impact on annual distributions per common unit.

In addition to the impact of commodity prices, our distributions are subject to fluctuations in capacity utilization, working capital, capital expenditures, debt service and other contractual obligations, reserves for future operating or capital needs and other factors, including overall business, regulatory and financial considerations that may affect the availability of cash to distribute. Please see “Forward-Looking Statements” below.

Our distribution of $0.38 with respect to the three months ended March 31, 2018 reflects an average realized methanol price of $401 per metric ton, an average realized ammonia price of $317 per metric ton, and an average natural gas price of $3.30 per MMBtu. In addition, our distribution of $0.38 reflects one-time cash debt issuance costs incurred during the first quarter of 2018, which will allow the Partnership to benefit from lower financing costs going forward as reflected in the new run-rate quarterly distribution sensitivity.

Statement from President and Chief Executive Officer – Ahmed El-Hoshy

“I am very pleased with our achievements and milestones during the quarter. Most importantly, we continued our excellent safety track record and had a great start to the year with no OSHA recordable or lost time incidents. We also successfully closed the new credit facilities, which has greatly optimized our capital structure and which will allow us to markedly reduce our debt service costs. And finally, our financial performance was strong, benefiting from an excellent operational performance of our methanol unit and a continuation of healthy methanol markets.

Methanol prices increased compared to the same quarter last year and compared to the fourth quarter of 2017, with prices supported by solid demand and global outages keeping the market tight. Our average realized methanol price was $401 per metric ton in the first quarter, an increase of 14% from $353 per metric ton in the same quarter last year, and an increase of 26% from $319 per metric ton in the fourth quarter of 2017.

Ammonia prices also increased compared to the same quarter last year and compared to the fourth quarter of 2017. Our average realized ammonia price was $317 per metric ton in the first quarter, up 28% from $247 per metric ton in the same quarter last year and up 29% from $246 per metric ton in the fourth quarter of 2017.

Our methanol production unit operated efficiently and experienced no downtime during the quarter, resulting in a 99% capacity utilization and record high quarterly methanol sales volumes. However, the ammonia production unit experienced 17 days of unplanned downtime during the quarter due to an issue with the steam generator and subsequently required repairs to the pressure swing absorption unit feed gas cooler, both of which were addressed during the outage. This resulted in a capacity utilization of 84% for the ammonia unit compared to 102% in the first quarter last year. At some point in the coming six months, we are contemplating a shutdown to address certain operational deficits of our selective catalytic reduction unit. The shutdown is expected to last approximately two weeks.

In the first quarter , driven by the higher methanol sales volumes, comparatively higher realized methanol and ammonia prices during the quarter, and our continued focus on cost management, our EBITDA improved to $59 million, an increase of 48% compared to the same quarter last year, despite slightly higher natural gas costs and lower ammonia sales volumes.

Looking forward to the second quarter of 2018, methanol prices have remained at a steady level throughout the quarter so far, supported by continued strong demand and tight supply. The US weighted average methanol contract price in both April and May was maintained at $495 per metric ton, compared to $490 per metric ton on average in the first quarter of 2018. We continue to monitor the market as it absorbs new supply additions this year, and believe the outlook for methanol markets remains positive, with good visibility into the next years of limited new major capacity additions, combined with expected solid demand from MTO, fuel applications and core derivatives.

Ammonia prices recently declined due to the restart of previously shutdown supply in some exporting regions including Trinidad and North Africa, the recent start-up of new capacity in the United States and a delay in the spring application season in North America due to poor weather. The monthly Tampa CFR ammonia contract price decreased from $305 per metric ton in March to $255 per metric ton in May. Despite the near-term weakness, general nitrogen fertilizer markets are trending positively with the supply/demand growth outlook for downstream fertilizers."

	Volume Weighted Average Price of Methanol and Ammonia		Volume Weighted Average Price of Natural Gas
	($ per metric ton)		($ per MMBtu)
	For the Three Months Ended March 31,		For the Three Months Ended March 31,
	2018	2017	2018	2017
Ammonia	317	247	3.30	3.15
Methanol	401	353

	Production		Capacity Utilization Rate
	(in '000 tons)%
	For the Three Months Ended March 31,		For the Three Months Ended March 31,
	2018	2017	2018	2017
Ammonia	68	83	84%	102%
Methanol	222	216	99%	96%

Non-GAAP Financial Measure
EBITDA is defined as net income (loss) plus (i) interest expense and other financing costs, (ii) loss on extinguishment of debt, (iii) income tax expense and (iv) depreciation expense. EBITDA is used as a supplemental financial measure by management and by external users of our unaudited financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded partnerships, without regard to financing methods and capital structure.

EBITDA should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, EBITDA presented by other companies may not be comparable to our presentation because each company may define EBITDA differently.

EBITDA margin is defined as EBITDA divided by revenues. EBITDA margin is used as a supplemental financial measure by the Partnership’s management in its analysis of our operating performance.
The tables below reconcile EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2018 (dollars in thousands).

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Net income	$30,146	$13,744
Add:
Interest expense	5,895	5,547
Interest expense—related party	3,468	4,530
Loss on extinguishment of debt	3,501	—
Income tax expense	357	466
Depreciation expense	15,223	15,244
EBITDA	$58,590	$39,531
Conference Call with Management
The Partnership will hold a conference call on May 7, 2018, at 10:00 a.m. ET, during which the Partnership’s senior management will review the Partnership’s financial results for the first quarter ended March 31, 2018 and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (816) 287-5664 and entering the conference code 4123129. A replay of the conference call will be made available until May 21, 2018 and the replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering the same conference code 4123129.

About OCI Partners LP
OCI Partners LP (NYSE: OCIP) owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas and currently has a methanol production design capacity of 912,500 metric tons per year and an ammonia production design capacity of 331,000 metric tons per year.

Notice to Foreign Investors
This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements
This press release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “could,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, the following: our business plans may change as the methanol and ammonia industry and markets warrant; the demand and sales prices for methanol, ammonia and their derivatives may decrease due to market, governmental and other factors; we may be unable to obtain economically priced natural gas and other feedstocks; we may be unable to successfully implement our business strategies, including the completion of significant capital programs; the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility); the timing and length of planned and unplanned downtime; and the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017 and in the Partnership’s other filings with the Securities and Exchange Commission, copies of which are available to be viewed or downloaded at www.ocipartnerslp.com by selecting “SEC Filings” on the “Financial Reporting” sub-tab found under the “Investor and Media Relations” tab, as well as on the SEC’s website at www.sec.gov. Interested investors may obtain a hard copy of the Partnership’s Annual Report on Form 10-K, including the Partnership’s financial statements, free of charge by selecting “Annual Report” on the “Financial Reporting” sub-tab found under the “Investor and Media Relations” tab. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

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Contacts:
Hans Zayed
Director of Investor Relations
Phone: +1 917-817-5159
hans.zayed@oci.nl